                                                                      EXHIBIT 10


                              CONSULTING AGREEMENT

         This Consulting Agreement is made between Cross Technologies, Inc. ("CTI"), Robert W. Cross ("Mr. Cross"), and Nanophase Technologies Corporation ("NTC").

         WHEREAS, during the period between January 14, 1993 and December 16, 1998, Mr. Cross served as the President and Chief Executive Officer of NTC pursuant to agreements including that certain Employment Agreement between NTC and Mr. Cross dated February 3, 1994 (the "Employment Agreement");

         WHEREAS, effective December 17, 1998, Mr. Cross ceased serving as an officer of NTC;

         WHEREAS, NTC wishes to have periodic future access to Mr. Cross' knowledge and business experience, and Mr. Cross wishes to provide NTC with such access;

         WHEREAS, Mr. Cross is the sole shareholder and officer of CTI; and

         WHEREAS, NTC wishes to engage CTI as NTC's consultant and CTI wishes to provide consulting services to NTC upon the terms and conditions stated in this Consulting Agreement.

         NOW, THEREFORE, in consideration of the parties' mutual promises set forth below, CTI, Mr. Cross and NTC agree as follows.

         1. For a period of eighteen months starting on December 17, 1998 and ending on June 17, 2000, CTI shall render reasonable consulting services to NTC, as may be requested by NTC's President from time to time (the "Term"). Such consulting services shall not preclude CTI or Mr. Cross from conducting other business consistent with the respective obligations of CTI and Mr. Cross under this Consulting Agreement.

         2. NTC shall pay CTI consulting fees in the aggregate amount of $307,500 (the "Consulting Fees"). CTI acknowledges that NTC previously has paid CTI $8,447.85 of these Consulting Fees. NTC's remaining payments of Consulting Fees, in the aggregate amount of $299,052.15, will be made (a) in an initial installment of $34,177.30, paid within four business days following all parties' execution of this Consulting Agreement, and (b) in thirty-one subsequent equal installments of $8,544.35 each, with each such installment paid on or before the first business day respectively following the first and seventeenth day of each month thereafter. NTC shall tender payments of all Consulting Fees by first-class or overnight mail, addressed to Cross Technologies, Inc., P. O. Box 200, Solebury, PA 18963 or such other address as CTI subsequently may provide to NTC.

         3. On or before the first business day of the first month following all parties' execution of this Consulting Agreement, NTC shall provide CTI with a signing bonus consisting of: (a) NTC's payment of $375 to CTI, and (b) NTC's payment of up to $5,375 to

Wells Fargo Auto Finance, Inc. ("Wells Fargo") or its designee in connection with the termination of that certain Vehicle Lease No. 500-821-14083973 between Mr. Cross and Wells Fargo (the "Signing Bonus").

         4. The parties to this Consulting Agreement understand and agree that the foregoing Consulting Fees and Signing Bonus shall be paid by NTC solely in exchange for CTI's consulting services to NTC. The Consulting Fees and Signing Bonus are not intended and should not be construed as NTC's payment to CTI of wages, salary or compensation for services of Mr. Cross. Based on NTC's receipt of CTI's Federal Employer Identification Number, and the appropriate regulations of the U.S. Internal Revenue Service and the Illinois Department of Revenue in effect from time to time during the Term, NTC will not forward any statements of earnings or payments of monies (Form 1099 or W-2) to either the U.S. Internal Revenue Service, the Illinois Department of Revenue or any other taxing authority in connection with the Consulting Fees and Signing Bonus paid by NTC under this Consulting Agreement.

         5. CTI and Mr. Cross acknowledge that NTC makes no representations or warranties to them concerning the tax consequences, if any, of the Consulting Fees and Signing Bonus paid by NTC under this Consulting Agreement. Each party to this instrument shall bear its own such tax consequences, if any, and any applicable related tax reporting or filing obligations.

         6. NTC acknowledges and confirms that under its Amended and Restated 1992 Stock Option Plan, as amended to date (the "Stock Option Plan") and any Stock Option Agreement between NTC and Mr. Cross (the "Stock Option Agreements"):

            A. Any stock options previously granted to Mr. Cross shall remain in effect and operate solely according to the provisions of the respective Stock Option Agreements and the Stock Option Plan throughout the Term of this Consulting Agreement.

            B. Throughout the Term of this Consulting Agreement, Mr. Cross shall have "Continuous Status as an Employee, Consultant or Outside Director" within the meaning of Sections 2(e) and 2(f) of the Stock Option Plan, subject to Mr. Cross remaining the sole shareholder and officer of CTI, and Mr. Cross' interests under the Stock Option Agreements shall continue to vest consistent with the provisions of each respective Stock Option Agreement.

            C. Pursuant to Section 8(b)(ii)(D) of the Stock Option Plan, Mr. Cross may exercise any stock options previously granted to him, subject to the terms of the Stock Option Agreements and the Stock Option Plan, by the delivery of cash to NTC by a broker-dealer to whom Mr. Cross has submitted an irrevocable notice of exercise.

            D. Pursuant to Section 7(d) of the Stock Option Plan and the terms of the Stock Option Agreements, Mr. Cross may exercise any stock options previously granted to him in accord with the provisions of each respective Stock Option Agreement and subject to the withholding and tax payment requirements of the Stock Option Plan, the Stock Option Agreements and applicable law. NTC will report any such exercise of stock options by Mr. Cross to the U.S. Internal Revenue Service on Form W-2.

         7. The parties to this instrument understand and agree that NTC's obligations under Paragraphs 2 and 3 of this Consulting Agreement are expressly subject to CTI and Mr. Cross' complying with their respective following obligations:

            A. CTI shall render such consulting services to NTC as reasonably requested pursuant to Paragraph 1 of this Consulting Agreement.

            B. Mr. Cross shall provide NTC with written notice of his voluntary resignation from NTC's Board of Directors and as a director of NTC, concurrently with Mr. Cross' executing this Consulting Agreement.

            C. Mr. Cross hereby waives and releases any claim, action, suit, debt, dues, account, controversy, damages or judgment which Mr. Cross had, has or hereafter may have, whether known or unknown, in any way connected with or arising from (i) any claim for severance benefits or payments from NTC, and (ii) any claim under Section 7 of the Employment Agreement.

            D. Mr. Cross hereby confirms the continuing existence and enforceability of, and his compliance with: (i) all terms of that certain Confidential Information And Proprietary Rights Agreement between Mr. Cross and NTC dated January 14, 1993, and (ii) the confidentiality and non-competition covenants in Section 8 of the Employment Agreement.

            E. Mr. Cross and CTI shall maintain the confidentiality of all terms of this Consulting Agreement, and they each warrant that they will not, in any manner or means, by act or omission, disclose the terms of this Consulting Agreement to any person or entity. Mr. Cross and CTI specifically warrant that they will not represent to any person or entity that Mr. Cross is a consultant to, or otherwise affiliated with, NTC. The warranties in this Paragraph 7.E shall not apply to Mr. Cross' disclosures to his spouse, financial advisors or lawyers, to CTI's disclosures to its financial advisors or lawyers, or to disclosures of Mr. Cross or CTI as required by applicable law.

         8. The parties to this instrument do not intend that any provisions of this Consulting Agreement shall release or waive any claim, action, suit, debt, dues, account, controversy, damages or judgment that any party had, has or may hereafter have against another party or any other person, except as expressly provided in Paragraph 7.C of this instrument.

         9. This Consulting Agreement, and all obligations of NTC under Paragraphs 2 and 3 of this instrument, shall end immediately upon the earlier of: (a) Mr. Cross' death; (b) the dissolution, receivership or bankruptcy of CTI, without CTI having previously notified NTC of the identity and address of any successor entity to CTI; (c) the conclusion of the Term; or (d) Mr. Cross or CTI failing to comply with their respective obligations under Paragraph 7 of this Consulting Agreement.

         10. Neither CTI nor Mr. Cross shall have any power to assign their respective rights or obligations under this Consulting Agreement.

         11. Any dispute or controversy based upon or arising in connection with any party's respective rights or obligations under this Consulting Agreement shall be submitted to arbitration before a single arbitrator in Chicago, Illinois pursuant to the commercial arbitration rules of the American Arbitration Association. An arbitration award rendered pursuant to this Paragraph 11 shall be final, binding on the parties and may be submitted to any court of competent jurisdiction for entry of a judgment thereon, in accord with the Federal Arbitration Act or the Uniform Arbitration Act.

         12. Except as otherwise provided in Paragraph 2 of this instrument, any notice to be given under this Consulting Agreement shall be in writing and delivered personally or by overnight courier, addressed to the party concerned at the address stated below or to such other address as such party subsequently may provide in writing:

             If to CTI:        Cross Technologies, Inc.
                               P.O. Box 200
                               Solebury, Pennsylvania 18963

             If to Mr. Cross:  Robert W. Cross
                               P.O. Box 200
                               Solebury, Pennsylvania 18963

             If to NTC:        Nanophase Technologies Corporation
                               453 Commerce Street
                               Burr Ridge, Illinois 60521

                               Attention:  President

         13. CTI and Mr. Cross acknowledge that the only consideration for this Consulting Agreement is described in this instrument; that no other promise or agreement has been made to or with them by any person or entity whatsoever to cause them to sign this Consulting Agreement; that each party to this instrument is represented by counsel and that counsel has explained to the party all the terms of this Consulting Agreement and that each party has voluntarily signed it; and that this instrument constitutes the entire agreement between the parties on all the subjects described herein.

         14. This Consulting Agreement shall be construed in accord with, and governed by, the laws of the State of Illinois.

         15. This Consulting Agreement may be signed by the parties in multiple counterparts.

CROSS TECHNOLOGIES, INC.



By: /s/  ROBERT W. CROSS                             March 8, 1999
   ------------------------------                   ------------------------
      Robert W. Cross                                       Date
      Chief Executive Officer

    /s/  ROBERT W. CROSS                             March 8, 1999
---------------------------------                   ------------------------
      ROBERT W. CROSS                                       Date



NANOPHSE TECHNOLOGIES
CORPORATION


By: /s/ JOSEPH CROSS                                 March 9, 1999
   ------------------------------                   ------------------------
      Joseph Cross                                          Date
      Chief Executive Officer